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                                                                     EXHIBIT 2.2



                          AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER, dated as of September 24, 1999 (this "AGREEMENT"), by and between FTM Media, Inc., a Delaware corporation ("OLD FTM"), and FTM Media, Inc., a Delaware corporation ("NEW FTM").

                                   WITNESSETH:

        WHEREAS, the Board of Directors of Old FTM has determined that it is in the best interests of Old FTM to reincorporate in Delaware;

        WHEREAS, the Board of Directors of Old FTM formed a wholly-owned subsidiary, New FTM for the purpose of such reincorporation in Delaware;

        WHEREAS, the Boards of Directors of New FTM and Old FTM wish to consummate the merger transaction provided for herein in which Old FTM will, subject to the terms and conditions set forth herein, merge (the "MERGER") with and into New FTM, so that New FTM is the surviving corporation in the Merger; and

        WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger;

        NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

                                   ARTICLE I

                               CERTAIN DEFINITIONS

        1.01 CERTAIN DEFINITIONS. As used in this Agreement, the following terms shall have the meanings set forth below:

        "CODE" shall mean the Internal Revenue Code of 1986, as amended.

        "NEW FTM" shall have the meaning set forth in the recitals to this Agreement.

        "NEW FTM BOARD" shall mean the Board of Directors of NEW FTM.

        "NEW FTM STOCK" shall mean FTM Common Stock and NEW FTM Preferred Stock.

        "OLD FTM ARTICLES" shall mean the Restated Articles of Incorporation of Old FTM.

        "OLD FTM BOARD" shall mean the Board of Directors of Old FTM.

        "OLD FTM STOCK" shall mean Old FTM Common Stock and Old FTM Preferred Stock.



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        "PERSON" or "PERSON" shall mean any individual, bank, corporation, partnership, association, joint-stock company, business trust or unincorporated organization.

        "SEC" shall mean the Securities and Exchange Commission.

        "SECURITIES ACT" shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

        "TREASURY SHARES" shall mean shares of held by Old FTM or any of its Subsidiaries, or by New FTM or any of its Subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted in good faith.

                                   ARTICLE II

                        THE MERGER; EFFECTS OF THE MERGER

        2.01   THE MERGER.

               (a) THE SURVIVING CORPORATION. At the Effective Time, Old FTM shall merge with and into New FTM (the "MERGER"), the separate corporate existence of Old FTM shall cease and New FTM shall survive and continue to exist as a Delaware corporation (New FTM, as the surviving corporation in the Merger, sometimes being referred to herein as the "SURVIVING CORPORATION").

               (b) EFFECTIVENESS AND EFFECTS OF THE MERGER. Subject to the satisfaction or waiver of the conditions set forth in ARTICLE VI in accordance with this Agreement, the Merger shall become effective upon the occurrence of both (i) the filing in the office of the Secretary of State of Colorado of articles of merger in accordance with Section 7-114-103 of the Colorado Business Corporation Act (the "CBCA") and (ii) the filing in the office of the Secretary of State of the State of Delaware of a certificate of merger in accordance with
Section 252 of the Delaware General Corporate Law (the "DGCL"), or such later date and time as may be set forth in such articles and certificate. The Merger shall have the effects prescribed in the CBCA and in the DGCL.

               (c) CERTIFICATE OF INCORPORATION AND BY-LAWS. The certificate of incorporation and by-laws of the Surviving Corporation shall be those of New FTM, as in effect immediately prior to the Effective Time.

        2.02   EFFECTIVE DATE AND EFFECTIVE TIME.

        Subject to the satisfaction or waiver of the conditions as set forth in
ARTICLE VI in accordance with this Agreement, the parties shall cause the effective date of the Merger (the "EFFECTIVE DATE") to occur on (i) the third business day to occur after the last of the conditions set forth in ARTICLE VI shall have been satisfied or waived in accordance with the terms of this Agreement or (ii) such other date to which the parties may agree. The time on the Effective Date when the Merger shall become effective is referred to as the "EFFECTIVE TIME."



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        2.03 TAX CONSEQUENCES. It is intended that the Merger shall qualify as a reorganization under Section 368(a) of the Code.

                                  ARTICLE III

                    MERGER CONSIDERATION; EXCHANGE PROCEDURES

        3.01 MERGER CONSIDERATION. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any party or stockholder:

               (a) OUTSTANDING OLD FTM COMMON STOCK. Each share, excluding Treasury Shares, of the common stock, par value $.0001 per share, of Old FTM (the "OLD FTM COMMON STOCK"), issued and outstanding immediately prior to the Effective Time shall become and be converted into the right to receive 1.00 shares (the "EXCHANGE RATIO") of the common stock, par value $.001 per share, of New FTM ("NEW FTM COMMON STOCK").

               (b) OUTSTANDING OLD FTM PREFERRED STOCK. Each share of Old FTM Series B Convertible Preferred Stock, par value $.004, (the "OLD FTM PREFERRED STOCK"), excluding any Treasury Shares, issued and outstanding immediately prior to the Effective Time, shall become and be converted into one share of a new series of preferred stock of New FTM ("NEW FTM SERIES B PREFERRED STOCK") having terms substantially identical to those of the Old FTM Preferred Stock.

               (c) OUTSTANDING NEW FTM COMMON STOCK. Each share of New FTM Common Stock issued and outstanding immediately prior to the Effective Time shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

        3.02   RIGHTS AS STOCKHOLDERS; STOCK TRANSFERS.

        At the Effective Time, holders of Old FTM Stock shall cease to be, and shall have no rights as, stockholders of Old FTM, other than to receive any dividend or other distribution with respect to such Old FTM Stock with a record date occurring prior to the Effective Time and the consideration provided under this Article III. After the Effective Time, there shall be no transfers on the stock transfer books of Old FTM or the Surviving Corporation of shares of Old FTM Stock.

        3.03   EXCHANGE PROCEDURES.

               (a) At or prior to the Effective Time, New FTM shall deposit, or shall cause to be deposited, with a bank or trust company (the "EXCHANGE AGENT"), for the benefit of the holders of certificates formerly representing shares of Old FTM Common Stock ("OLD CERTIFICATES"), for exchange in accordance with this Article III, certificates representing the shares of New FTM Common Stock ("NEW CERTIFICATES") in exchange for outstanding shares of Old FTM Common Stock. Certificates evidencing shares of Old FTM Preferred Stock will remain outstanding and will represent the shares of



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New FTM Series A Preferred Stock into which such shares of Old FTM Preferred
Stock are converted on the Effective Date.

               (b) As promptly as practicable after the Effective Date, New FTM shall send or cause to be sent to each former holder of record of shares (other than Treasury Shares) of Old FTM Common Stock immediately prior to the Effective Time transmittal materials for use in exchanging such stockholder's Old Certificates for the consideration set forth in this Article III. New FTM shall cause the New Certificates into which shares of a stockholder's Old FTM Common Stock are converted on the Effective Date representing such shares of Old FTM Common Stock (or indemnity reasonably satisfactory to New FTM and the Exchange Agent, if any of such certificates are lost, stolen or destroyed) owned by such stockholder.

               (c) Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of Old FTM Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

               (d) No dividends or other distributions with respect to New FTM Common Stock with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate representing shares of Old FTM Common Stock converted in the Merger into the right to receive shares of such New FTM Common Stock until the holder thereof shall be entitled to receive New Certificates in exchange therefor in accordance with this Article III, and no such shares of New FTM Common Stock shall be eligible to vote until the holder of Old Certificates is entitled to receive New Certificates in accordance with this Article III. After becoming so entitled in accordance with this
Article III, the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of New FTM Common Stock such holder had the right to receive upon surrender of the Old Certificate.

               (e) At the Effective Time, all stock options or other rights to purchase shares of Old FTM Common Stock which are then outstanding and unexercised shall cease to represent a right to acquire shares of Old FTM Common Stock and shall be converted automatically into options or rights to purchase shares of New FTM Common Stock, and New FTM shall assume each such Old FTM stock option or rights subject to the terms thereof. In addition, at the Effective Time, the Old FTM 1999 Stock Option Plan shall become a stock option plan of New FTM.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

        4.01 REPRESENTATIONS AND WARRANTIES. Old FTM hereby represents and warrants to New FTM, and New FTM hereby represents and warrants to Old FTM as follows:



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               (a) ORGANIZATION, STANDING AND AUTHORITY. Such party is a
corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Such party is duly qualified to do business and is in good standing in the states of the United States and foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. It has in effect all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

               (b) CORPORATE POWER. Such party and each of its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and it has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby and thereby.

               (c) CORPORATE AUTHORITY. (i) In the case of the representations and warranties of Old FTM, (A) subject in the case of this Agreement to receipt of the requisite approval and adoption of this Agreement and the Merger by the holders of a majority of the outstanding shares of Old FTM Common Stock entitled to vote thereon, this Agreement and the transactions contemplated hereby and thereby have been authorized by all necessary corporate action of Old FTM and the Old FTM Board prior to the date hereof and (B) this Agreement are legal, valid and binding agreements of Old FTM, enforceable in accordance with their respective terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles). (ii) In the case of the representations and warranties of New FTM, (A) subject in the case of this to receipt of the requisite approval and adoption of this Agreement and the Merger by the holders of a majority of the outstanding shares of New FTM Common Stock entitled to vote thereon and is a legal, valid and binding agreement of New FTM, enforceable in accordance with its respective terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

                                   ARTICLE V

                                    COVENANTS

        Old FTM hereby covenants to and agrees with New FTM, and New FTM hereby covenants to and agrees with Old FTM, that:

        5.01   REASONABLE BEST EFFORTS.

        Subject to the terms and conditions of this Agreement, it shall use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.



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        5.02   STOCKHOLDER APPROVALS.

        Each of them shall take, in accordance with applicable law, applicable stock exchange rules and its respective articles or certificate of incorporation and by-laws, all action necessary to convene, respectively, (i) an appropriate meeting of stockholders of New FTM to consider and vote upon (A) the approval and adoption of this Agreement and the Merger and (B) any other matters required to be approved by New FTM stockholders for consummation of the Merger (including any adjournment or postponement, the "NEW FTM MEETING"), and (ii) an appropriate meeting of stockholders of Old FTM to consider and vote upon the approval and adoption of this Agreement and the Merger and any other matters required to be approved by Old FTM's stockholders for consummation of the Merger (including any adjournment or postponement, the "OLD FTM MEETING"; and each of the New FTM Meeting and the Old FTM Meeting, a "MEETING"), respectively, as promptly as practicable after the Registration Statement is declared effective. The New FTM Board and the Old FTM Board shall recommend such approval, and each of New FTM and Old FTM shall take all reasonable lawful action to solicit such approval by its respective stockholders. Notwithstanding the foregoing, the approval by the stockholders of New FTM may take the form of action by written consent.

                                   ARTICLE VI

                    CONDITIONS TO CONSUMMATION OF THE MERGER

        The obligations of each of the parties to consummate the Merger is conditioned upon the satisfaction at or prior to the Effective Time of each of the following:

        6.01 STOCKHOLDER VOTE. Approval and adoption of this Agreement and the Merger by the requisite vote of the stockholders of Old FTM and approval and adoption of this Agreement and the Merger by the requisite vote of the stockholders of New FTM.

        6.02 REGULATORY APPROVALS. All regulatory approvals required to consummate the transactions contemplated hereby, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions or restrictions which either the New FTM Board or the Old FTM Board reasonably determines in good faith would, following the Effective Time, have a material adverse effect on the Surviving Corporation.

        6.03 THIRD PARTY CONSENTS. All consents or approvals of all persons (other than Regulatory Authorities) required for the consummation of the Merger shall have been obtained and shall be in full force and effect, unless the failure to obtain any such consent or approval is not reasonably likely to have, individually or in the aggregate, a material adverse effect on Old FTM or New FTM.

        6.04 NO INJUNCTION, ETC. No order, decree or injunction of any court or agency of competent jurisdiction shall be in effect, and no law, statute or regulation shall have been enacted or adopted, that enjoins, prohibits or makes illegal the consummation of any of the transactions contemplated hereby.



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        6.05 CONDITIONS TO INRG MERGER SATISFIED OR WAIVED. All conditions precedent to the consummation of the merger of Interactive Radio Group, Inc. with and into New FTM (other than the consummation of this Merger) shall have been satisfied or waived.

                                   ARTICLE VII

                                   TERMINATION

        7.01 TERMINATION. This Agreement may be terminated, and the Merger may be abandoned at any time prior to the Effective Time (either before or after the approval of the shareholders or either or both of New FTM or Old FTM) by the mutual consent of New FTM and Old FTM.

        7.02 EFFECT OF TERMINATION AND ABANDONMENT. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this ARTICLE VII, no party to this Agreement shall have any liability or further obligation to any other party hereunder.

                                  ARTICLE VIII

                                  MISCELLANEOUS

        8.01 SURVIVAL. All representations, warranties, agreements and covenants contained in this Agreement shall not survive the Effective Time or termination of this Agreement if this Agreement is terminated prior to the Effective Time.

        8.02 WAIVER; AMENDMENT. Prior to the Effective Time, any provision of this Agreement may be (i) waived by the party benefited by the provision, or
(ii) amended or modified at any time, by an agreement in writing between the parties hereto, except that, after the Old FTM Meeting the consideration to be received by the stockholders of Old FTM for each share of Old FTM Stock shall not thereby be decreased.

        8.03 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

        8.04 GOVERNING LAW. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of California, without regard to the conflict of law principles thereof (except to the extent that mandatory provisions of Federal law or of the corporation laws of the State of Colorado with respect to Old FTM and Delaware with respect to New FTM are applicable).

        8.05 NOTICES. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.



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               If to Old FTM, to:   FTM Media, Inc. (Colorado)
                                    6991 East Camelback Road
                                    Suite D-103
                                    Scottsdale, Arizona 85251

               If to FTM, to:       FTM Media, Inc. (Delaware)
                                    6991 East Camelback Road
                                    Suite D-103
                                    Scottsdale, Arizona 85251

               With copies to:      Irell & Manella LLP
                                    1800 Avenue of the Stars
                                    Suite 900
                                    Los Angeles, CA 90067
                                    Attn: Richard C. Wirthlin, Esq.

        8.06 ENTIRE UNDERSTANDING; NO THIRD PARTY BENEFICIARIES. This Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and this Agreement supersedes any and all other oral or written agreements heretofore made. Nothing in this Agreement expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.



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        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.



                                    FTM MEDIA, INC. (DELAWARE)


                                    By: /s/ Ron Conquest
                                        ----------------------------------------
                                    Name:  Ron Conquest
                                    Title: Chief Executive Officer and President


                                    FTM MEDIA, INC. (COLORADO)


                                    By: /s/ Ron Conquest
                                        ----------------------------------------
                                    Name:  Ron Conquest
                                    Title: Chief Executive Officer and President



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